UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

TYCO INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common Stock
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by Tyco International Ltd.
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Tyco International Ltd.

In connection with the proposed spin-off transactions involving the North American residential security business and flow control business of Tyco International Ltd. (“Tyco” or the “Company”), a definitive proxy statement for the stockholders of Tyco will be filed with the Securities and Exchange Commission (the “SEC”).   Tyco will mail the final proxy statement to its stockholders. BEFORE MAKING ANY VOTING DECISION, TYCO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington D.C 20549.  Please call the SEC at 1-800-SEC-0330 for further information.

Tyco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed spin-off transactions.  Information concerning the interests of Tyco’s participants in the solicitation is set forth in Tyco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the spin-off transactions when it becomes available.

This filing consists of a copy of a transcript of an investor conference call held by Tyco on September 19, 2011, during which Tyco senior management discussed the planned separation of each of the Company’s North American residential security business and Flow Control business into separate, publicly-traded companies.

CORPORATE PARTICIPANTS

Antonella Franzen

Tyco International Ltd. - VP of IR

Ed Breen

Tyco International Ltd. - Chairman and CEO

Frank Sklarsky

Tyco International Ltd. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jeff Sprague

Vertical Research Partners - Analyst

Steven Winoker

Sanford Bernstein - Analyst

Steve Tusa

JPMorgan - Analyst

Deane Dray

Citigroup - Analyst

Gautam Khanna

Cowen & Co. - Analyst

Brian Langenberg

Langenberg & Co. - Analyst

Ajay Kejriwal

FBR Capital Markets - Analyst

Shannon O’Callaghan

Nomura Securities - Analyst

PRESENTATION

Operator

Welcome to the Tyco proposed plan to separate into three independent, publicly traded companies. All lines have been placed on listen only. (Operator Instructions). Today’s conference is being recorded. If you have any objections please disconnect at this time.

I will now turn the call over to Antonella Franzen, Vice President of Investor Relations. You may begin.

Antonella Franzen - Tyco International Ltd. - VP of IR

Good morning, and thanks for joining our conference call to discuss our proposed plan to separate Tyco into three independent publicly traded companies as announced earlier this morning. With me today are Tyco’s Chairman and Chief Executive Officer, Ed Breen; and our Chief Financial Officer, Frank Sklarsky.

Let me remind you that during the course of the call we will be providing certain forward-looking information. We ask that you look at the press release and read through the forward-looking cautionary informational statements that we’ve included there. The press release issued this morning as well as the conference call slides can be found on the investor relations portion of our website at Tyco.com.

The discussions during today’s call will be addressed in a proxy statement to be filed with the Securities and Exchange Commission. Before making any voting decisions investors are urged to read the proxy statement regarding the proposed separation and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed separation. Brief copies of the proxy statement, when available, and other documents filed with the SEC by Tyco can be obtained through the SEC’s website as well as Tyco’s website.

Just as a note, we will hold our fourth-quarter earnings conference call on Wednesday November 16. We ask you to please understand that the purpose of today’s call is to discuss the proposed separation of Tyco. We will limit our comments on the fourth quarter to the information we have provided in today’s press release and ask you to hold your question on the quarter’s operating results until the November 16 call.

Now let me turn the call over to Ed to discuss today’s announcement.

Ed Breen - Tyco International Ltd. - Chairman and CEO

Great. Thanks, Antonella, and good morning, everyone. I am very pleased to announce that our Board of Directors has unanimously approved the proposed plan to separate Tyco into three independent, publicly traded companies. The three industry-leading companies created through the separation will be the ADT North America Residential security business, the Flow Control business and the combined Fire Protection and Commercial Security business. The separation will be achieved through tax-free stock dividends to our shareholders. Upon distribution of the stock dividends, Tyco’s then-current shareholders will own 100% of the stock of each of the three entities.

Tyco’s senior management and the Board have continuously reviewed a variety of strategic alternatives to determine what structure will best position our businesses to create long-term shareholder value. After extensive review, the Board and management have determined the best way for us to maximize long-term shareholder value is to separate Tyco into the three standalone companies. Each of these companies will have industry-leading positions in large fragmented and growing markets with strong leadership teams and the resources to pursue their own strategies.

Let me spend a few minutes on the strategic rationale for this announcement. In the four years since Tyco’s 2007 separation, we have continued to grow our businesses organically through investments in R&D and new technologies and have improved our global operations by increasing productivity and implementing efficiency initiatives. We have also refined our portfolio of assets through the completion of several acquisitions that have strengthened our market positions globally as well as through the divestiture of certain non-core businesses.

While there are still opportunities to improve our operations, we believe that we have now reached a point where the future growth potential of our businesses can best be realized through the creation of three, independent, standalone companies. These businesses operate with very distinct business models, each with different capital investment needs and growth profiles. Additionally, each business provides products and services tailored to specific customers with very little overlap and each operates in different end markets.

We firmly believe that these businesses can best achieve their full potential as standalone, independent companies rather than under the current Tyco structure.

The ADT North America Residential business is a consumer, subscriber-based business with capital requirements and operating characteristics that are very different from a traditional manufacturing and service business. As the standalone residential monitoring company, ADT will be a focused pure play industry leader. With an appropriate capital structure, ADT will have greater flexibility to deploy its free cash flow whether it is investing organically in new products such as ADT Pulse, strengthening its sales and service teams to grow its customer base, drive higher revenue per user, and lower attrition rates or returning capital directly to shareholders.

Flow Control is largely an industrial manufacturing business, servicing the later cycle oil and gas, energy and mining markets as well as the water and wastewater markets. Much of this business is tied to longer lead-time infrastructure projects and as a pure play company, we believe Flow Control will be better positioned to adapt quickly and effectively to competition and changes in its end markets.

As a separate company, the business will also be better positioned to participate in potential M&A activities within its industry with its own acquisition currency.

Lastly, the combined Fire Protection and Commercial Security Company will be predominately a product design, installation and services business with limited capital requirements providing a very attractive return on invested capital.

As these businesses offer complementary products and services to similar customers being under one management team will allow them to leverage expertise in key verticals such as retail, government, institutions and energy to deliver value-added differentiated solutions to customers. The combining of these businesses will provide additional productivity improvements and cost-saving opportunities for streamlining of systems and rationalization of back-office structures.

As a stand-alone company, the Commercial Fire and Security business will be able to more effectively pursue its own organic growth opportunities including increased penetration in emerging markets as well as the acceleration of new product development through increased investments in R&D.

Overall, strategically separating these businesses into independent companies will allow each to pursue their own growth strategies more effectively, better align incentives with management performance, optimize their respective capital structures and allow each company to utilize its own stock as acquisition currency all of which will position them to continue to win in the marketplace.

From a shareholder perspective, the proposed separation will provide more targeted investment opportunities as well as allow greater visibility into individual business drivers and operating performance.

In addition to being recognized leaders in their respective industries, each of these businesses operates under its own highly capable management team. We are very confident both in the ability of these businesses to thrive and generate value as independent companies and in our own ability to effectively execute this separation.

Now I’d like to give you a little more detailed picture of what each of these three businesses is expected to look like. First, our ADT North America Residential business is the leading provider of security and fire alarm systems, serving more than 6 million residential homes and small businesses. With more than $3 billion in annualized revenue and a well respected brand, ADT sells, installs, monitors and maintains these systems and provides video, home health and interactive services to the home. With about 90% of these revenues coming from contractual recurring revenue, the financials of this business are very consistent and stable. In fact, this business did extremely well in the last downturn with new account additions and average revenue per user increasing each quarter throughout the economic downturn.

At the same time, ADT has brought new technology to the market to continue to enhance its offerings to customers.

Effective upon the completion of this transaction, Naren Gursahaney, the current President of our Security Solutions segment, will become the new Company’s Chief Executive Officer. Naren joined Tyco in 2003 and has held many senior leadership positions in the Company prior to assuming his current role. He is a proven business leader with a deep understanding of this subscription-based business, which will serve the shareholders and employees of ADT North America Residential very well as it transitions to be an independent company.

Our Flow Control business is a global leader in valves and controls and heat management products as well as large-scale water pipeline systems with a broad portfolio of offerings. Tyco’s global footprint, large installed base and industrial leading brands position this business very well to serve customers in the energy, general process, mining and water markets. More than 80% of this business’s approximately $4 billion in annualized revenue is generated outside the US, and about one-third of its revenue is derived from emerging markets.

A big focus for this business has been emerging market growth. Over the past two years, we have completed acquisitions in the Middle East and Brazil to add to our base of revenues and capabilities in these high-growth markets. The Flow Control business is well positioned to provide tailored products and services to meet the needs of emerging market customers as they continue to invest aggressively in building new infrastructure.

Another key area of growth is aftermarket service and replacement, which today represents roughly 40% of Flow’s revenues. The business continues to add these capabilities around the world who offer fully integrated solutions for new infrastructure construction and also to service the significant existing base of installed products.

Effective upon the completion of this transaction, Patrick Decker, the current President of Tyco’s Flow Control segment, will continue to lead this business as the Chief Executive Officer. Patrick joined Tyco in 2003 and served as CFO of multiple Tyco divisions prior to assuming his current role in 2007. His strategic vision, financial acumen and leadership qualities position him well to lead the Flow Control business into the next stage of its evolution as a separate, independent company.

The Commercial Fire and Security businesses will be the largest global provider of fire and security products and services for retail, commercial, industrial, governmental and energy customers around the world. This Company will have annualized revenues of approximately $10 billion.

About 45% of the Company’s business will be derived from contractual, recurring and service revenue and we expect this to become a larger part of the business over time. The combination of the Commercial Fire and Security service platforms is expected to provide improved customer service and greater operating efficiency.

The products portion of the portfolio, which includes fire suppression and detection, life safety and security products, will represent about 20% of the business with the remaining revenue related to systems installation.

Effective upon the completion of this transaction, George Oliver, currently President of Tyco Fire Protection, will serve as the Company’s Chief Executive Officer. George has been with Tyco since 2006, serving as the President of Tyco’s Safety Products before assuming his current role. George’s strong operating experience and global leadership will benefit the new Company as it brings together the Commercial Fire and Security businesses under one management team.

While we will provide you further details of each Company’s Board composition as well as their full management teams before the separation, I am very pleased that I plan to continue as nonexecutive Chairman of the Commercial Fire and Security Company, a Director of the Flow Control Company and as a consultant to the ADT North America Residential business.

Now I’d like to turn the call over to Frank who will walk you through some of the details of the proposed transaction.

Frank Sklarsky - Tyco International Ltd. - EVP and CFO

Thanks, Ed, and good morning everyone. Before I cover some of the proposed transaction details, we would like to point out that this separation is being done from a position of strength. Tyco’s balance sheet is the strongest it has ever been, nearly all legacy matters are behind us and operationally the businesses are in great shape.

We expect to accomplish the separation through tax-free stock dividends to Tyco’s shareholders of our North ADT North America Residential business and our Flow Control business. Remaining Tyco will consist of the Commercial Fire and Security businesses.

As Ed mentioned at the time of separation, Tyco’s then current shareholders will own 100% of the equity in each of the three publicly traded companies. Following the completion of the separation, all three companies are expected to trade on the New York Stock Exchange.

We expect all three companies to have strong balance sheets, along with financial metrics consistent with investment-grade credit ratings. From a transaction execution standpoint a significant amount of Tyco’s existing debt is expected to be reduced to a public tender or exchange offer with new debt capital raised on behalf of the two spin companies, ADT Residential and Flow Control. We intend for the remaining Commercial Fire and Security Company to retain an appropriate amount of existing public debt in order to maintain its current credit rating.

For each of the two spin companies, while we expect them to have financial metrics consistent with investment-grade credit ratings, the exact amount of debt will be determined based upon their respective financial goals along with prevailing capital market conditions as we get closer to completing the separation. Any existing or potential nonpublic liabilities that are not associated with a particular entity will be allocated appropriately to each of the businesses.

Now let me comment on a few other details related to the transaction. First, we expect that the ADT North America Residential business will be domiciled in the United States. Flow Control will be domiciled outside the United States, and the Commercial Fire and Security business will continue to be domiciled in Switzerland. Each company will have an independent Board of Directors with representation from the current Board and will also maintain strong corporate governance standards.

Second, the consummation of the proposed separation is subject to certain conditions including final approval by the Tyco International Board of Directors, receipt of a tax opinion from council, the filing and effectiveness of registration statements with the Securities and Exchange Commission, and approval by Tyco International shareholders as required by Swiss law. The separation is also subject to the completion of any necessary debt refinancings. As such, we expect to complete the separation in about 12 months.

Third, we estimate that one-time transaction costs will be approximately $700 million, largely related to debt refinancing, separation and restructuring costs. We expect that these costs will be partially offset by lower future interest expense and other operational benefits.

Lastly, the three companies are initially expected to pay a dividend that in aggregate will be approximately equal to the current Tyco International dividend. And until the planned separation transaction is completed, Tyco expects to continue paying its quarterly dividend.

Before I turn things back over to Ed, I would also like to make a brief comment on share repurchase. Due to legal restrictions associated with today’s announcement, we have not been repurchasing shares this quarter. We still have $700 million remaining under our current authorization and now that we have made our announcement public, we expect to be back in the market in the near future.

Now let me turn the call back over to Ed.

Ed Breen - Tyco International Ltd. - Chairman and CEO

Thanks, Frank. Before we take your questions, I wanted to briefly touch on the benefits created by the 2007 separation as we see many similarities to the transaction announced today.

Tyco International, along with our former healthcare and electronics businesses which are now Covidien and TE Connectivity, are strong companies with leading positions in their respective industries. All three companies in the aggregate have significantly outperformed the market since their announced separation back in early 2006.

In addition, the separation created great opportunities for our employees and resulted in innovation and expansion that has benefited customers of all of the companies that were created.

As we move forward with this separation, we believe we are well positioned to attain similar results. Our businesses have the scale, competitive position, financial resources, and talented leadership necessary to thrive as independent companies. And we believe shareholders, employees and customers will benefit from their continued growth.

We are in the process of creating a separation management team to assume overall responsibility for all aspects related to the transaction, allowing the management team to focus on operating the businesses. This team will be led by Chris Coughlin who has continued to serve as an advisor since stepping down as our Chief Financial Officer last year. As many of you know, Chris played a key role in the separation of Healthcare Electronics in 2007 and has a wealth of experience leading companies through complex transactions.

Having successfully managed the 2007 separation process, we are confident in our ability to take the Company through this next transformation with equal success.

With that, let’s open up the lines operator for any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jeff Sprague, Vertical Research Partners.

Jeff Sprague - Vertical Research Partners - Analyst

Thank you. Good morning everyone, and congratulations. Ed, just kind of picking up where you left off there, you know there was a lot of discussion at the time of the ‘07 breakup of kind of the bowl of spaghetti that had to be unwound from legal entities and the like. Did most of that get taken care of back then or is there a lot of that type of work also that needs to play out? And what should we look forward to be kind of the toughest gate to get over in terms of timeline and bringing this to conclusion?

Ed Breen - Tyco International Ltd. - Chairman and CEO

Jeff, we did a lot of that work the last time, and our legal entities are way down in number. We’ve almost cut them in half even in remaining Tyco in the last four years. So obviously we split the Company pretty much into thirds and then we reduced our legal entities by half over the last four years. So just to give you a feel, that’s still a big task because we still have 700 legal entities, give or take.

On the other hand, the last time we separated, it was legal or the separation from the tax standpoint that was the long pole in the tent and that is not the case this time because of all the work we did. Actually the long pole in the tent this time is actually doing the carve out audit, which by the way I don’t mean to downplay it, but that is standard basic; we just got to kind of day in, day out get that done. So it is no longer the issue of tax which was what took the last transaction so much longer.

So we are very confident that we can hit the one-year mark. And remember the one-year mark you will have already seen filings from us with the SEC and all. Our heavy lifting is in the next six to seven months and then we go into review periods and all that. And we’ve left some cushion in our schedule because you never know do you get a second comment back and all that. So I think the year is very safe this time.

Jeff Sprague - Vertical Research Partners - Analyst

Right, and could you just address the post breakup kind of tax dynamics with ADT coming back to the US? And then you’ve got two foreign separate companies. Would you expect the aggregated going concern tax rate of these companies to be higher than they are now?

Ed Breen - Tyco International Ltd. - Chairman and CEO

No but the way I would look at it, Jeff — I will give you kind of two cuts at it here. The Commercial Fire and Security Company will have a tax rate similar to Tyco today and I would just target that around 20% or so. The Flow Control Company will have a reported tax rate somewhere around the existing Tyco one, again about 20%. And because the US domicile is a North America business, it will have a tax rate up in the mid-30% range.

However, remember as you see these report as separate companies, our cash tax rate situation will not change and that clearly will be a big factor on ADT residential. So there will be no change from a cash tax standpoint.

Jeff Sprague - Vertical Research Partners - Analyst

Great. Thanks a lot.

Operator

Steven Winoker, Sanford Bernstein.

Steven Winoker - Sanford Bernstein - Analyst

Good morning and congrats. Just maybe diving a little bit into all of the work that you were going down a path on in terms of corporate initiatives and cost savings initiatives and enterprises systems, obviously you’ve been thinking about this at the same time. So how does it affect and how should we think about those operational efficiencies that you’ve talked about so much given the transaction?

Ed Breen - Tyco International Ltd. - Chairman and CEO

Steve, we’ve talked about them so much, including very recently because we still have those opportunities in front of us. The biggest part of those — and by the way, when I say in front of us, we’ve been hedging those numbers a little bit I would say 10%, 15% of it we won’t get but we still have a $400 million to $500 million opportunity over multiple years. The biggest pieces of that will be in the Commercial Fire and Security and Flow with the least amount of that obviously coming from the North America residential business which is kind of a pretty efficient footprint except for finishing off the synergy work because of the Broadview acquisition.

So picture it this way. We are bringing together a security commercial company and a fire commercial company all extremely global with all the back offices. So you can imagine not only do we get those synergies that we talked about, but when we bring now those two businesses together which have been being managed separately, that helps us a little more create that synergy that we are looking for. So I feel very good about that.

As far as the other thing I would say where there is — you could say well is there a little bit of a dyssynergy? We were working very aggressively on enterprise sales. But when you really look at what we were going to benefit from, we were going to benefit a lot from Fire and Security working together, and the companies will now actually be managed together so that should help us there. And I think you’ll see a big push on the enterprise side in that business to try to sell both kind of product and service portfolios.

And then what we’ve done recently is we’ve created key verticals, and one of our key verticals for instance in Security and Fire is like oil and gas so we are not going to miss the opportunity to really go dive deep on those without Flow Control being a part of it.

So I feel like we’ve covered a very big part of that opportunity still and I am excited by that and I think actually putting Commercial Fire and Security together actually makes it easier to package and do those things together.

And then one other thing I would mention to you is when we break out the three corporate functions for the three different public companies, we are pretty convinced that the cost of the corporate structure will not go up from where it presently is. So even though we are going to be adding some public company costs as you know and things like that, I don’t think when you see this in aggregate when we’re done that it will be any higher than Tyco is today.

Steven Winoker - Sanford Bernstein - Analyst

Does that include this $700 million, or how do —?

Ed Breen - Tyco International Ltd. - Chairman and CEO

No, I would view the $700 million separately. But let me make Frank make a comment. The $700 million, two of the pieces are rather interesting here.

Frank Sklarsky - Tyco International Ltd. - EVP and CFO

Yes, a couple comments. One, the $700 million, a lot of that is going to be one time in nature in terms of transaction separation costs and things associated with some refinancings and all that. But there will be some significant offsetting savings in terms of reduced future interest expense and reduced operational savings.

The only other comment I would make around the cost efficiency initiatives, the $400 million to $500 million that Ed referred to, is that a lot of what is enabling that is the backbone work we are doing on ERP. And we had already an architecting the ERP solutions in a way that leverages one, a subscriber business, a flow business and a commercial business even before this announcement was working its way down the pike. So that work will definitely continue and will be a huge enabler to getting those savings over time.

Steven Winoker - Sanford Bernstein - Analyst

But that $400 million to $500 million is still split across all three entities, or all three (multiple speakers)

Ed Breen - Tyco International Ltd. - Chairman and CEO

Well, our corporate overhead this year when we end the year is give or take $400 million, and I would expect when you see the corporate overhead of the three businesses on their own, it won’t aggregate to more than $400 million.

Steven Winoker - Sanford Bernstein - Analyst

Okay, and I just meant the $400 million to $500 million of savings that you referred to.

Ed Breen - Tyco International Ltd. - Chairman and CEO

Oh, sorry.

Frank Sklarsky - Tyco International Ltd. - EVP and CFO

And over time, we believe that the combination of the corporate number as well as the administrative cost structure, some of which is in the COGS line in each of the three entities will not be higher than it is today and will continue to be brought down through operational efficiencies. So that $400 million to $500 million in savings like you say yes, will be split by over the three entities over a period of time.

Ed Breen - Tyco International Ltd. - Chairman and CEO

And Steve, just to clarify again, most of that savings will be in Flow and Commercial Fire and Security.

Steven Winoker - Sanford Bernstein - Analyst

Okay, all right. And I guess one last thing just on the same topic then. When you originally or just recently reorganized into the Security, Fire and Flow and this business restructure makes a lot of sense as you mentioned from an end market — but what was — did something change in your thinking from that first organization — reorganization that wasn’t that long ago, or — (multiple speakers)

Ed Breen - Tyco International Ltd. - Chairman and CEO

No, Steve we would have worked our way to this anyway. If you remember what we’ve been doing over the last couple years is — see in ADT, there is really two distinct business models. Right? There is ADT residential, and then all the commercial security businesses around the globe and they were all integrated as a company as a management team and all that. And what we’ve been doing over the last two years is separating all that up and down the ladder from the top management all the way down through the operations in the field. So we got to the point where we truly separated with management under the Naren, with leaders, very good leaders, the commercial global business and resi.

So if we probably weren’t having this announcement today, we would have put those two businesses together logically here anyway. We were working our way to that point with the work we had been doing.

Steven Winoker - Sanford Bernstein - Analyst

Okay, great. Thanks.

Operator

Steven Tusa, JPMC.

Steve Tusa - JPMorgan - Analyst

Good morning. Just a question on the timing here. Any more color on why now?

Ed Breen - Tyco International Ltd. - Chairman and CEO

Steve, quite frankly, just to let everyone know, this has been a thought since really the last time we separated the Company four years ago. We looked at it even back then should we do more of a split. There was a couple reasons we didn’t. One was a complexity but I wouldn’t say that was the number one reason but that was clearly a reason.

The real big reason though, Steve, was that we thought that these sets of businesses could be run much better than they were being run. They were very fragmented at the time. The management teams were more fragmented, and there wasn’t consistent performance as you know because you’ve been following us a long time. ADT resi we were just continuing to work our way through fixing the business model, which we’ve done and it has been running very, very well the last four years and better kind of every quarter.

And so we really got to the point where we would, as I’ve been alluding to, we’ve talked to our Board about this kind of as an option very consistently for a long period of time. And when you just sit back, the businesses are all performing well. They are doing what they say they are going to do. You are watching it in our results. They are all world leaders. There is nothing wrong with any of them. We are truly doing this from a position of strength.

And I would say I punctuate one other point I feel very good about. We have three executives ready to be CEOs, and they have very strong management teams with them. And so you sort of sit back and the analysis always made sense to us as to why we should do this but the timing just felt like if you want to say all the stars lined up, it just feels that way to us. And so we are ready to go.

Steve Tusa - JPMorgan - Analyst

And I didn’t see any splits that — (multiple speakers) I didn’t even see any explicit reaffirmation guidance. You guys are kind of reaffirming the guidance today?

Ed Breen - Tyco International Ltd. - Chairman and CEO

Well, let me say it this way. Read the words in the press release but we feel very good about how we are performing this quarter, and the thing I actually feel better about because I know this has been a lot of investors’ questions because of the way the world feels lately, our orders this quarter with whatever we have two weeks left, our orders are actually slightly ahead of even last quarter and last quarter was pretty nice for us at 7%.

Steve Tusa – JPMorgan - Analyst

Okay and then one last question for me. Can you just remind us with this structure and the tax-free nature of it, does this prohibit any of the three pieces from being acquired over the next 18 months? I’m just not quite clear on sometimes there is a hurdle, sometimes there is not. Can you talk with how this deal is structured?

Ed Breen - Tyco International Ltd. - Chairman and CEO

Well, look, our plan, Steve, is to truly go through separation like we did last time. I would say to you if anyone approaches us about a piece of the Company or something obviously our Board would have to say that under advisement. It is our fiduciary responsibility but that is not our plan. Our plan is to get these out there on their own and let them play in their industry and I think there should be a lot of excitement around that.

Steve Tusa  - JPMorgan - Analyst

But again, there is nothing about the structure of the deal that prohibits one of the spins from being acquired immediately after being spun?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

That could happen, yes. Again, not our plan but yes, that could.

Steve Tusa  - JPMorgan - Analyst

Sorry one more. What is the cash tax rate of ADT resi?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Pardon me?

Steve Tusa  - JPMorgan - Analyst

What is the cash tax rate of ADT resi? You said there is no impact on the cash tax rate of the ADT residential. What is the cash tax rate there?

Frank Sklarsky  - Tyco International Ltd. - EVP and CFO

Let’s just say right now that we have a very efficient cash tax structure which is significantly below the P&L rate. That was the point we were trying to make that even though the P&L rate may change for resi and would impact what the aggregate and the total would be of the three, the cash tax rate will not change and it’s a very efficient cash tax structure right now. We haven’t disclosed the exact rate.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

You will see that in our filings, but it will not affect it.

Steve Tusa  - JPMorgan - Analyst

Excellent. Thanks a lot, guys.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Steve, I would also add by the way when you say timing of doing this, remember Tyco has a lot of late cycle exposure and our late cycle as you can see in the last few quarters is kicking into place. So I — you never know what happens in the world but I have a feeling a year from now with the late cycle picking up, it is also nice timing.

Steve Tusa  - JPMorgan - Analyst

Great. Thanks.

Operator

Deane Dray, Citi Investment Research.

Deane Dray  - Citigroup - Analyst

Thank you. Good morning, everyone. I was hoping you could update us on where TEMP fits and if there is any plans to treat that separately or does it all stay in commercial?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

TEMP will most likely stay in the Commercial Fire and Security business.

Deane Dray  - Citigroup - Analyst

Is there anything within the structure which CDRs that gets triggered in this separation?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

No, nothing at all, Deane.

Deane Dray  - Citigroup - Analyst

Okay, so it can continue as a joint venture within commercial on a go forward basis?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Yes. I also, by the way, just as a little side note to that, I like the business with Commercial Fire and Security because George Oliver has been responsible for the business for multiple years. He sits on the Board of the Company with CD&R folks along with a couple of our other people. So there is a lot of good continuity there.

Deane Dray  - Citigroup - Analyst

Great. And then maybe I missed this, but it really sounds as though you’ve underplayed the and the presence of international monitoring within the ADT business. So obviously it’s the same with commercial. But you’ve made now a separation — this will be the first time investors have heard you actually treat these businesses so distinctly. So just a strategic rationale why the international businesses of ADT are staying in commercial.

And maybe I’m just reading too much into this but you didn’t talk a bit about how many subscribers outside the US. I know it is more of a commercial business but just if you could frame that for us?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Yes, Deane, that is a good question. Remember that the businesses outside the US have always been managed by the commercial security business. So there is no change there. When the security commercial business goes over to fire, it is being managed under the same group. One of the reasons it is, remember outside of the US, a lot of those businesses are actually commercial accounts. So let me, for instance, we have a big business that is recurring in nature in Korea but when you actually look at it, a very high percentage of that business is commercial accounts that we get. So we are not going to manage it any different. It falls under there. It is much more of a mix of commercial with some resi is basically the way I would describe it in most of those markets. So we think it just makes much more sense being there.

When you look at it, that part of the business is about $1 billion of the $10 billion that will be in the commercial fire security revenue, just to give you kind of a feel for it. So that would be $1 billion of recurring monitoring type business again more commercial than resi but with some resi in there.

Deane Dray  - Citigroup - Analyst

That’s real helpful. And just to follow up on Steve’s last question, the idea about that you’ve looked at — you might have looked at other strategic alternatives rather than this tax-free spin. These are all businesses in attractive industries. But just to clarify, it sounds as though you’ve not had substantive conversations with any outside parties about a sale of any of these businesses.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Well, let me just say this. As we I think mentioned last time we separated, we are well aware of the laws and regulations out there and we keep — we are very, very aware of that and they are very careful with what we do. So I will leave it there.

Deane Dray  - Citigroup - Analyst

Absolutely. It is a positive that you’ve kept that whole spin playbook handy. Last question from me, Ed, can you comment on your decision here to take or reduce day-to-day management role?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Yes, look, it has actually been kind of fun for me because we’ve I’ve been watching our three management teams just really develop into great teams. I think they are going to be the best in their industries. And it is time for them to have their long run as their CEO. So I just thought from a management standpoint, their timing was great.

What I do like about this, Deane, and I know Patrick, Naren, and George I think are excited by this, I will be involved with each of the three companies. I am a big believer in what we are doing. I will publicly say I am going to hold the stock with these companies as I did in the last transaction. I think it is going to do very well and I will add value where I can add value to help the teams out.

Deane Dray  - Citigroup - Analyst

This is more of a comment than a question, but I just go back, investors can go back to the day you arrived and when it really truly was day-to-day crisis management and you righted the ship and you’ve taken each one of these steps in here. This looks like a culmination step so you’ve delivered for shareholders during this period. So thank you.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Well, thanks, Deane. I feel good if you go back — I mean we’ve obviously since I started — we’ve had a great run of about probably I think 300% on the stock appreciation. I would point out we’ve more than doubled the market if you look at the aggregate of the last spin, and I think this one, as I told our Board, I feel at least as good, believe me, with this spin as I did the last time and it will have been a fun 10 years for me running the Company.

Deane Dray  - Citigroup - Analyst

Congratulations.

Operator

Gautam Khanna, Cowen & Company.

Gautam Khanna  - Cowen & Co. - Analyst

Just to pick up on a couple comments, are there any dyssynergies you can point to with the separation of ADT residential from the commercial businesses? With respect to some of the product sell-through and what have you?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

No, Gautam, there really isn’t any. When you look at it, it is so interesting when you just talk about it, you say security and security and it sounds like they go together when you verbalize it. But when you really look at it, the business models couldn’t be any different. They are very different both — mostly by products who we service and by the way, how it is serviced.

I always look at it when you kind of go back and look at this, and this is sort of high-level but you have an ADT resi business that requires capital to run the business and grow it because it is a subscription-based model and you want that growth. And if you have the right balance sheet behind a consistent resi business, the return on equity for shareholders can be very significant. And it is kind of totally different when you look at the Commercial Fire and Security business, you end up with a business that has very low capital intensity, is very repeatable with its service part of its portfolio and will always have phenomenal incremental returns on invested capital and I mean very large up north of 70%.

So it’s like an apple and an orange even though they both have security in their words. And I’ll sort of give you an analogy because I’ve been asked this a lot recently. You say well, give me another company that is like this Tyco. And I said well you would have to take somebody like a DIRECTV and merge it with Flowserve, and that is sort of what we have. And I don’t think you would have ever done that if you could paint the painting over again.

The good news is they are all three great world-leading businesses, but they are very distinctly run with different business models, different capital structures and different needs. And by the way, I think when you think through the end market investment, one with very high incremental returns, no capital, one that requires capital but great returns on equity and very consistent and then you’ve got Flow Control, who is a world leader which I consider more of a growth company, just having its late cycle end markets kick in, it looks very attractive to me.

Gautam Khanna  - Cowen & Co. - Analyst

To follow-up on just that last point, though, the cash versus the book tax difference at ADT resi, if I recall the adjusted EBITDA margins are about twice the reported EBIT margins. (multiple speakers)

Ed Breen  - Tyco International Ltd. - Chairman and CEO

They are. They are close — they are kind of around 50%, and we’ve had mid-20 margins in the resi business.

Gautam Khanna  - Cowen & Co. - Analyst

So the statutory US rate 35%, I mean the actual cash tax rate is going to be about half that. I mean this is (multiple speakers)

Frank Sklarsky  - Tyco International Ltd. - EVP and CFO

Let me characterize it this way. The business benefits from the tax rules when you look at the amortization of the accounts that have been acquired, number one. It will also benefit by virtue of deductibility of interest expense on external debt, which will be set appropriately for that type of business. The combination of the two will yield a cash tax rate that is very, very attractive.

I wouldn’t characterize it as any particular range but it will be significantly less than the P&L rate and perhaps over time where it is today. But very, very attractive. But I don’t want to characterize it as half of this or whatever.

But there is certainly significant benefits from interest on external debt as well as the rules that allow the quick amortization of account acquisitions.

Gautam Khanna  - Cowen & Co. - Analyst

Right. It looks like it could actually be below the other two businesses, that’s why.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

You will see that, yes, you will — absolutely you will see that when we make our filings.

Gautam Khanna  - Cowen & Co. - Analyst

The last thing just on TEMP, strategic plan with TEMP, is there any impetus now to get rid of the 49% interest before the spin or does it (multiple speakers)

Ed Breen  - Tyco International Ltd. - Chairman and CEO

No, I think the real thing there — and this is obviously the same thing with our partners CD&R, I think we are well in sync with each other. When we see the end market start to lift, which is non-resi construction — by the way it doesn’t have to lift a lot but you start seeing it come off of the bottom that it has been in which my personal opinion I think you’ve heard me say this is the middle of next year you start to see some lift, not this year.

And when you see that, you kind of know you’ve got a nice, bright future. You always have to steal spreads up and down and all that but I think you start getting more interested in making a move. So I think it would be premature right now but on the other hand, we are not going to hold the asset for five years either. The goal here is to exit and get a nice pile of cash out of it.

Gautam Khanna  - Cowen & Co. - Analyst

And the buyback, can it commence now at this point or what is the deal with the buyback going forward?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Fairly soon.

Gautam Khanna  - Cowen & Co. - Analyst

Okay. Thank you.

Operator

Brian Langenberg, Langenberg & Co.

Brian Langenberg  - Langenberg & Co. - Analyst

Thank you very much. Just a couple of questions. You’ve addressed most. First of all, with residential even though it is a separate business, what services, backbone, commercial relationships would you expect will continue post this spin? Clearly there were some synergies even though they are very different businesses. Could we start with that?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Really the only thing where there is kind of some synergy there, the back offices — we’ve done most of the separation. That is what we’ve been working on that. For instance, resi is the call centers. There is some call centers that do some commercial and resi we already have a plan how that would separate. So it is not — by the way, the way we architect it, it is actually easier than it sounds. So that for instance would be one where there is some consolidation but easy to separate.

So I would say the only area where there is kind of some of this overlap is some of the products that we make in our products company in security which will go with commercial as we make products for commercial. By the way, we make residential panels through our DSC Company and we will continue to do that. And as we do now, our resi company, we always have told them you buy your product from what you think is the best product out there with the features you need, the right cost etc., etc. to please your customer base and they will continue to do that.

So I think the way this will end up working, they will buy some product from our commercial company and they will buy product from other vendors and it will really be no different than it is now.

Brian Langenberg  - Langenberg & Co. - Analyst

Just another follow-up and then I’ll let it go. Residential, and I know you can’t say explicitly yet, but is there a chance that this might be viewed by rating agencies a little bit more call it cable or utility-ish recurring where it might be able to carry a disproportionate amount of the debt? What are your thoughts on that, or is it too early?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Well, look, there is no final decision. And part of that is what do markets look like when we get to the kind of the next 12 months. But look, I would say generally speaking this type of business has more leverage on its balance sheet. And it didn’t make sense to do that within the Tyco framework with our internal and external debt, the structure we have. But clearly like we did last time we separated, you would line these capital structures up differently depending on the three businesses. And clearly because of the recurring nature of resi, you could look at all kinds of scenarios there to put some more debt on. And I think not to over speak for a rating agency, but I think they understand that type of stuff.

Brian Langenberg  - Langenberg & Co. - Analyst

Thank you very much. In echoing Deane’s comments, congratulations on a great decade of work.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Great. Thanks, Brian.

Operator

Ajay Kejriwal, FBR Markets.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Thank you. Good morning. Congratulations. Bold and exciting move we think. But just maybe first on the timeline, so last time around if I remember correctly, the bondholders it was a time-consuming process and expensive. So is — do you require approvals from bond holders and maybe if you can talk about what is there any make whole that you need to do there?

Frank Sklarsky  - Tyco International Ltd. - EVP and CFO

Let me just address that. That’s a good question. First, I think what we need to keep in mind here is when you look at the overall composition of the various businesses within RemainCo, it is clear that we are retaining the majority anyway you measure, whether it is employees or revenue or whatever, we are retaining the majority of our businesses at RemainCo. So a little bit of a different situation here.

We believe that we can reduce the debt at Tyco as we describe and issue new debt and we can accomplish that without any conflict with our bondholders. We’ll do that through a series of capital market transactions. We don’t want to get into any particular mechanisms as to how we might do that now but we will be reducing some of the debt at RemainCo. We’ll be refinancing it through a series of capital market transactions on behalf of Flow Control and resi and on behalf of the Spin Cos and get things all balanced out appropriately for each of the businesses and move forward.

But we think we can do this without any conflict with the bondholders and again, the key element here is that we are retaining a majority of our businesses at Commercial Fire and Security which will be the Swiss RemainCo.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Thanks. And then you talked about, Ed, about the other strategic options. So many maybe any color on what the other options were and if the tax basis of Flow or ADT if that was an issue in selling versus the spin?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

No. Look, tax basis is always an issue when you look at things, but that wasn’t a consideration. The real issue was getting these businesses out on their own. They are all — let’s keep in mind — they are all world leaders in their respective business. So letting them be on their own and I am a big believer — as I think you can see has been happening the last couple years, I’m a big believer that there is going to be consolidation in these industries. I think you’ve already been watching some of that occur and we want our businesses to be able to play in that environment in their respective industries.

So as far as your question about what we looked at, suffice it to say we looked at everything, and we always had, by the way, so there is nothing new here for us. We’ve looked at all types of alternatives and I clearly think this one is the best scenario for us to create the value for our shareholders over a multiple year period.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Good. We agree with that. Maybe one last one if I could. On that interest expense, you expect it to go down. Is that because of the untangling of intercompany debt or are you going to be — are you factoring in lower rates?

Frank Sklarsky  - Tyco International Ltd. - EVP and CFO

We are really reflecting the lower rates associated with the newly refinanced debt versus what is in place today, and that is on the external side.

Ajay Kejriwal  - FBR Capital Markets - Analyst

Got it. Thank you.

Antonella Franzen  - Tyco International Ltd. - VP of IR

Operator, we have time for one more question please.

Operator

Shannon O’Callaghan, Nomura Security International.

Shannon O’Callaghan  - Nomura Securities - Analyst

Good morning, guys. Congratulations. Ed, you mentioned a couple times the businesses being freed up to invest a little bit more organically. Are you thinking about a higher sort of SG&A, R&D type structure and what would be kind of the key investment areas?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

I’ll give you a couple of the big ones. I think as we have been alluding to, we will continue to take the R&D up in the Commercial and Fire Company and we’ve been doing that the last three years. That is where a lot of R&D resides and we will continue to take that up. And by the way, we really are seeing the benefit of this with the launch of our new products.

And so I think as you look out over the next few years that will continue to ramp up and it will ramp up all around the globe. It won’t be just in one location. It will be in emerging markets also. So I think that’s one area you will see.

I think the other you will see is on the ADT resi side, we are going to ramp up sales. We are presently doing it but I think that continues as a big opportunity for us and with very good paybacks to it with our internal sales force. So there is two examples right there.

But do remember, Shannon, as we said, we have a lot of cost take out coming here so we are going to be able to drop some of that cost take-out obviously to the bottom line while we ramp in a couple strategic areas on the cost side because we will be bringing G&A out of the P&L.

Frank Sklarsky  - Tyco International Ltd. - EVP and CFO

Right, that is the key element. What Ed just mentioned, there is S and there is G&A. The businesses still have ample opportunity to reduce G&A throughout the year, [P/E] solutions and the legal entity structures and so on. And then reinvesting a portion of that, a portion will be cash to the bottom line, a portion of it reinvested in S, the selling expense, as well as R&D in selected areas.

Ed Breen  - Tyco International Ltd. - Chairman and CEO

And Shannon, it is not just organic. I’ll just use Flow as an example. Flow will probably have a different multiple than the conglomerate Tyco, a multiple appropriate in its industry. [As a] world leader, I think it should have a very nice multiple versus its peers. And you know, you want that ability to be there as you look at an industry that is consolidating and you want an acquisition currency.

Shannon O’Callaghan  - Nomura Securities - Analyst

And what about — I guess a similar type thing on the ADT resi side, they will be able to take on some more leverage. What do you do with that? I mean is it more dealer, is it more internal? And where do you stand maybe just remind me in terms of subscriber acquisition costs right now?

Ed Breen  - Tyco International Ltd. - Chairman and CEO

Well, right now let me just give you this. The mix right now of what we sell is kind of 50-50 direct sales channel versus our dealer channel. And you know, so that mix — but we love the dealer channel but I think the mix over time will be more — the goal is to get more and more internal sales people, keep the dealer channel up where it’s at. We have a good business there but to continue to increase on the direct side of the house. So that would be the goal.

Antonella Franzen  - Tyco International Ltd. - VP of IR

Yes, and Shannon, when you take a look at the mix between the accounts that are generated through the dealer channel and those that are generated on the internal channel, and you kind of measure it all out, it’s about in fact around $1000 in account.

Shannon O’Callaghan  - Nomura Securities - Analyst

Okay. Great. Thanks a lot.

Antonella Franzen  - Tyco International Ltd. - VP of IR

Operator, that concludes our call.

Operator

Thank you. This does conclude today’s conference. Thank you very much for joining. You may disconnect at this time.